EXHIBIT 99.1

For Immediate Release
Hasbro Announces CFO Deborah Thomas Will Retire

Pawtucket, R.I., November 9, 2022 -- Hasbro, Inc. (NASDAQ: HAS), a global branded entertainment leader, announced today that Executive Vice President and Chief Financial Officer Deborah Thomas has informed the Company of her intent to retire. The Company is conducting a process to identify her successor, looking at both internal and external candidates. Thomas and the Company plan for her to remain as Chief Financial Officer until her successor is in place, and as an advisor to the Company for a period thereafter to ensure a smooth transition.

“In her 24 years at Hasbro, Deb has been instrumental in transitioning Hasbro from a toy and game company to a global branded entertainment leader,” said Chris Cocks, Hasbro chief executive officer. “Deb has been a tremendous leader and colleague, including as an invaluable resource and advisor to me during my transition into the CEO role. The entire Hasbro team and I wish her and her family the very best in retirement.”

“Since joining Hasbro, I’ve had the opportunity to work with amazing people, on the some of the world’s most iconic brands, successfully growing Hasbro into the global leader it is today,” said Deb Thomas, Hasbro chief financial officer. “Following a smooth leadership transition over the last year, I know Hasbro is in the best of hands with a clear strategy to drive accelerated growth and profit over the years to come.”
About Hasbro
Hasbro (NASDAQ: HAS) is a global branded entertainment leader whose mission is to entertain and connect generations of fans through the wonder of storytelling and exhilaration of play. Hasbro delivers engaging brand experiences for global audiences through gaming, consumer products and entertainment, with a portfolio of iconic brands including MAGIC: THE GATHERING, DUNGEONS & DRAGONS, Hasbro Gaming, NERF, TRANSFORMERS, PLAY-DOH and PEPPA PIG, as well as premier partner brands.

Hasbro is guided by our Purpose to create joy and community for all people around the world, one game, one toy, one story at a time. For more than a decade, Hasbro has been consistently recognized for its corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media, one of the World’s Most Ethical Companies by Ethisphere Institute and one of the 50 Most Community-Minded Companies in the U.S. by the Civic 50. For more information, visit www.corporate.hasbro.com.

© 2022 Hasbro, Inc. All Rights Reserved.

Forward-Looking Statement Safe Harbor

Certain statements in this release, including statements regarding the intent for Ms. Thomas to retire as CFO and the plans for identifying her successor are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, such as the timing required for the Company to identify the successor to Ms. Thomas. The Company undertakes no obligation to make any revisions to the forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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Contacts

Investors: Debbie Hancock | Hasbro, Inc. | (401) 727-5464 | debbie.hancock@hasbro.com
Media: Carrie Ratner | Hasbro, Inc. | (401) 556-2720 | carrie.ratner@hasbro.com